UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015 (June 11, 2015)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 900-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on December 12, 2014, Sam Borek, a member of the Company’s Board of Directors and Audit Committee, passed away. Mr. Borek’s death reduced the number of members of the Company’s Audit Committee to two.

Under Rule 4350(d)(2)(A) of the Nasdaq Stock Market, the Company is required to have an audit committee of at least three members (the “Audit Committee Requirement”), each of whom must be independent.

On April 15, 2015, the Company received a letter from NASDAQ indicating that the Company was no longer in compliance with the Audit Committee Requirement. Pursuant to Rule 5605(c)(4), the Company was provided a cure period until June 9, 2015 to comply with the requirement.

The Company is currently seeking to add two new directors. However, the addition of the new directors is subject to the approval of the Board of Governors of the Federal Reserve System, which has not yet been received.

On June 11, 2015, the Company received a letter from NASDAQ indicating that due to the Company’s inability to comply with the Audit Committee Requirement, NASDAQ had initiated procedures to delist the Company’s securities from The Nasdaq Stock Market. The Company has the right to appeal NASDAQ’s determination. If the Company does not appeal this determination, the trading of its common stock will be suspended at the opening of business on June 22, 2015, and the Company’s common stock would no longer be listed on The Nasdaq Stock Market.

The Company currently plans to appeal NASDAQ’s decision. Pending resolution of the Company’s appeal, its common stock will continue to be traded on The Nasdaq Stock Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2015	By:	/s/ Thomas Procelli
Thomas Procelli
Chief Operating Officer